EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-04971) and in the Registration Statements on Form S-8 (Nos. 333-25837, 333-45900, 333-57506, 333-67173, 333-81302, 333-85842 and 333-85846) of Crown Holdings, Inc. of our report dated March 5, 2004, relating to the financial statements and financial statement schedule of Crown Holdings, Inc. and our report dated March 5, 2004 relating to the financial statements and financial statement schedule of Crown Cork & Seal Company, Inc., which appear in this Form 10-K.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 12, 2004